Exhibit 99.1

News Release

General Inquiries: (877) 847-0008 www.constellationenergypartners.com

Investor Contact:	Charles C. Ward (877) 847-0009

Constellation Energy Partners Reports

Second Quarter 2011 Results

HOUSTON—(BUSINESS WIRE)—Aug. 5, 2011—Constellation Energy Partners LLC (NYSE Arca: CEP) today reported second quarter 2011 results.

The company produced 3,545 MMcfe during the second quarter, for average daily net production of 39.0 MMcfe during the quarter and 38.5 MMcfe for the year-to-date ended June 30, 2011, which includes average net oil production for the year-to-date of approximately 276 barrels per day. Operating costs, which include lease operating expenses, production taxes and general and administrative expenses, net of certain non-cash items, averaged $3.08 per Mcfe during the second quarter and $3.30 for the year-to-date.

Adjusted EBITDA for the second quarter was $56.7 million, which includes $41.3 million in hedge settlements related to the hedge restructuring that the company announced in June 2011. Excluding the hedge settlements, Adjusted EBITDA for the second quarter was $15.3 million, which represents a 14% improvement over the first quarter 2011.

On a GAAP basis, the company recorded net income of $3.3 million for the second quarter 2011.

The company completed 19 net wells and recompletions with total capital spending of $3.1 million during the second quarter 2011, and finished the quarter with an additional 16 net wells and recompletions in progress.

The company also announced that its board of managers approved a $2 million increase in the company’s capital budget for 2011. With the increase, the company now forecasts that it will spend between $12 million and $14 million this year, with drilling efforts focused primarily on oil potential in the company’s asset base as well as its most capital efficient recompletion opportunities.

“We had a good second quarter and have posted solid results for the first half of this year,” said Stephen R. Brunner, President and Chief Executive Officer of Constellation Energy Partners. “We like the progress we’ve seen in drilling our oil opportunities this year, and believe the $2 million increase in our capital budget will allow us to further exploit that potential in 2011.”

Liquidity Update

Borrowings outstanding under the company’s reserve-based credit facility currently total $109.3 million, leaving the company with $30.7 million in borrowing capacity at the company’s current borrowing base of $140.0 million. The company’s next semi-annual borrowing base review is scheduled to occur in the fourth quarter 2011.

“The proceeds from our June hedge restructuring, together with cash from operations, have allowed us to reduce debt by slightly more than 50% in just over two years, which we think is a significant accomplishment,” Brunner added. “Based on our plans for the remainder of this year, we now forecast that our debt balance will be below $100 million by the end of 2011, which puts us in a position to consider a wider range of opportunities to increase unitholder value.”

Financial Outlook for 2011

With the capital budget increase approved by the board of managers in July, which results in a revised forecast for total capital spending of between $12 million and $14 million in 2011, the company now forecasts it will complete between 70 and 80 net wells and recompletions this year.

Net production is forecast to range between 13.4 and 14.2 Bcfe for 2011, with operating costs expected to range between $48 million and $52 million for the year.

The company entered the year with approximately 7.6 Bcfe of its Mid-Continent natural gas production in 2011 hedged at an average price of $7.87 per Mcfe and an additional 2.4 Bcfe of its remaining natural gas production hedged at an average price of $8.51 per Mcfe. For the balance of the year, the company has remaining hedges on 3.5 Bcfe of its Mid-Continent natural gas production at an average price, including basis, of $7.82 per Mcfe and an additional 1.3 Bcfe of its remaining natural gas production at a NYMEX-only price of $8.45 per Mcfe.

With the addition of oil hedges in April 2011, the company has also hedged approximately 38 thousand barrels of its 2011 oil production at an average price of $110.10 per barrel. For the balance of the year, the company has remaining hedges on approximately 32 thousand barrels of its 2011 oil production.

The remainder of the company’s production for 2011 is subject to market conditions and pricing.

Distribution Outlook

The company expects distributions will remain suspended until after such time that debt levels are reduced and market conditions again warrant resumption of capital spending at maintenance levels. All distributions are subject to approval by the company’s Board of Managers.

Conference Call Information

The company will host a conference call at 8:30 a.m. (CDT) on Friday, Aug. 5, 2011 to discuss second quarter 2011 results. The company expects to release its second quarter 2011 earnings before the market opens that day.

To participate in the conference call, analysts, investors, media and the public in the U.S. may dial (800) 857-0653 shortly before 8:30 a.m. (CDT). The international phone number is (773) 799-3268. The conference password is PARTNERS.

A replay will be available beginning approximately one hour after the end of the call by dialing (866) 501-8773 or (203) 369-1853 (international). A live audio webcast of the conference call, presentation slides and the earnings release will be available on Constellation Energy Partners’ Web site (www.constellationenergypartners.com) under the Investor Relations page. The call will also be recorded and archived on the site.

About the Company

Constellation Energy Partners LLC is a limited liability company focused on the acquisition, development and production of oil and natural gas properties, as well as related midstream assets.

SEC Filings

The company intends to file its second quarter 2011 Form 10-Q on or about Aug. 5, 2011.

Non-GAAP Measures

We present Adjusted EBITDA in addition to our reported net income (loss) in accordance with GAAP. Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) adjusted by interest (income) expense, net; depreciation, depletion and amortization; write-off of deferred financing fees; asset impairments; accretion expense; (gain) loss on sale of assets; exploration costs; (gain) loss from equity investment; unit-based compensation programs; (gain) loss from mark-to-market activities; and unrealized (gain) loss on derivatives/hedge ineffectiveness.

Adjusted EBITDA is used as a quantitative standard by our management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure. Adjusted EBITDA is not intended to represent cash flows for the period, nor is it presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

Constellation Energy Partners LLC

Operating Statistics

	Three Months Ended June 30,				Six Months Ended June 30,
	2011		2010		2011		2010
Net Production:
Total production (MMcfe)	3,545		3,745		6,969		7,605

Average daily production (Mcfe/day)	38,956		41,154		38,503		42,017
Average Net Sales Price per Mcfe:
Net realized price, including hedges	$19.05	(a)	$7.07	(a)	$13.34	(a)	$7.23	(a)
Net realized price, excluding hedges	$4.60	(b)	$4.03	(b)	$4.47	(b)	$4.72	(b)

(a) Excludes impact of mark-to-market gains (losses) and net cost of sales.
(b) Excludes all hedges, the impact of mark-to-market gains (losses) and net cost of sales.

Net Wells Drilled and Completed	10		4		15		4
Net Recompletions	9		4		24		4
Developmental Dry Holes	—		—		1		—

Constellation Energy Partners LLC

Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	($ in thousands)		($ in thousands)
Oil and gas sales	$68,080	$27,078	$93,993	$56,315
Gain/(Loss) from mark-to-market activities	(43,656)	(4,549)	(53,765)	30,732

Total revenues	24,424	22,529	40,228	87,047

Operating expenses:
Lease operating expenses	6,602	7,729	14,022	15,692
Cost of sales	542	585	1,061	1,357
Production taxes	660	677	1,431	1,802
General and administrative	4,012	4,188	8,235	9,250
Exploration costs	—	224	131	447
(Gain)/Loss on sale of assets	14	(5)	21	(13)
Depreciation, depletion and amortization	5,893	26,733	11,758	53,981
Accretion expense	226	205	452	412

Total operating expenses	17,949	40,336	37,111	82,928

Other expenses:
Interest (income) expense, net	3,196	3,387	5,048	7,443
Other (income) expense	(68)	(102)	(126)	(290)

Total expenses	21,077	43,621	42,033	90,081

Net income (loss)	$3,347	$(21,092)	$(1,805)	$(3,034)

Adjusted EBITDA	$56,673	$14,594	$70,084	$29,534

EPU – Basic	$0.14	$(0.87)	$(0.07)	$(0.12)
EPU – Basic Units Outstanding	24,273,244	24,538,151	24,291,246	24,271,742

EPU – Diluted	$0.14	$(0.87)	$(0.07)	$(0.12)
EPU – Diluted Units Outstanding	24,273,244	24,538,151	24,291,246	24,271,742

Constellation Energy Partners LLC

Condensed Consolidated Balance Sheets

	June 30,	Dec. 31,
	2011	2010
	($ in thousands)
Current assets	$45,759	$53,091
Natural gas properties, net of accumulated depreciation, depletion and amortization	269,752	276,919
Other assets	12,129	54,367

Total assets	$327,640	$384,377

Current liabilities	$10,690	$14,533
Debt	115,500	165,000
Other long-term liabilities	13,602	13,024

Total liabilities	139,792	192,557

Class D Interests	6,667	6,667

Common members' equity	172,846	174,233
Accumulated other comprehensive income	8,335	10,920

Total members' equity	181,181	185,153

Total liabilities and members' equity	$327,640	$384,377

Constellation Energy Partners LLC

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	($ in thousands)		($ in thousands)
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$3,347	$(21,092)	$(1,805)	$(3,034)
Add:
Interest (income) expense, net	3,196	3,387	5,048	7,443
Depreciation, depletion and amortization	5,893	26,733	11,758	53,981
Accretion expense	226	205	452	412
(Gain)/Loss on sale of assets	14	(5)	21	(13)
Exploration costs	—	224	131	447
Unit-based compensation programs	341	593	714	1,030
(Gain)/Loss from mark-to-market activities	43,656	4,549	53,765	(30,732)

Adjusted EBITDA (1),(2)	$56,673	$14,594	$70,084	$29,534

	Three Months Ended Mar. 31,
	2011	2010
	($ in thousands)
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$(5,152)	$18,058
Add:
Interest (income) expense, net	1,852	4,056
Depreciation, depletion and amortization	5,865	27,248
Accretion expense	226	207
(Gain)/Loss on sale of assets	7	(8)
Exploration costs	131	223
Unit-based compensation programs	373	437
(Gain)/Loss from mark-to-market activities	10,109	(35,281)

Adjusted EBITDA (1)	$13,411	$14,940

(1)	Our Adjusted EBITDA should not be considered as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Our Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

We define Adjusted EBITDA as net income (loss) plus:

—	interest (income) expense, net;

—	depreciation, depletion and amortization;

—	write-off of deferred financing fees;

—	asset impairments;

—	accretion expense;

—	(gain) loss on sale of assets;

—	exploration costs;

—	(gain) loss from equity investment;

—	unit-based compensation programs;

—	(gain) loss from mark-to-market activities; and

—	unrealized (gain) loss on derivatives/hedge ineffectiveness.

(2)	Results for the three months and six months ended June 30, 2011 include $41.3 million in hedge settlements related to the company’s June 2011 hedge restructuring.